NON-INTEREST BEARING
                                 PROMISSORY NOTE
                                 ---------------


$150,000                                                           FAIRPORT,  NY
                                                                  JUNE  3,  2000

     FOR VALUE RECEIVED, Stephen Freeman ("Maker") promises to pay to the order of LOGISOFT CORP., a Delaware Corporation ("LGST"), at 375 Woodcliff Drive, Fairport, NY 14450 or at such other place as the legal holder hereof may designate in writing, the sum of One Hundred Fifty Thousand Dollars ($150,000). This sum is for the purchase, under certain stock purchase warrants, of One Hundred Fifty Thousand Shares (150,000) of LGST's common stock at a purchase price of $1.00 per share and is due and payable on December 9, 2000.

     Notwithstanding anything within this Note to the contrary, Maker may satisfy its obligation to pay the principal amount through the return of the Shares for which payment has not been previously tendered to the Holder.

     The holder hereof, without notice and without releasing the liability of any party hereto, may grant extensions or renewals hereof from time to time, successively or otherwise and for any term or terms, add or release one or more parties hereto, acquire security, or release any security in whole or in part, and the legal holder hereof shall not be liable for or prejudiced by failure to collect the payment of this Note or any guaranty of this Note or for lack of diligence in bringing suit on this Note or any renewal or extension hereof.

     In the event of a failure to fully satisfy any principal payment within five business days following its due date, the entire obligation shall be in default, the unpaid principal balance shall be immediately due and payable, interest shall thereafter accrue on the principal balance at the rate per annum of 18% (or the maximum annual rate allowable by law, if less than 18%).

     The undersigned individually and severally waives protest, demand, presentment for payment, and notice of protest and nonpayment of this Note. If this Note is placed with an attorney for collection upon default, each of the undersigned agrees to pay reasonable attorney's fees and court costs.

     This Note is to be governed by and construed in accordance with the laws of the State of New York.


     IN WITNESS WHEREOF, the undersigned maker has executed and prepared this Promissory Note this 3rd day of June, 2000.


                                                 MAKER



                                                 --------------------------
                                                 STEPHEN  FREEMAN


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